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                        SECURITY CAPITAL PACIFIC TRUST
                                                                    EXHIBIT 12.2

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)

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                                                   Six months ended
                                                       June 30,                           Twelve Months Ended December 31,
                                                       --------          -----------------------------------------------------------
                                                  1997       1996          1996         1995         1994        1993         1992
                                                  ----       ----          ----         ----         ----        ----         ----

Earnings from operations......................   $43,341    $47,382      $ 94,089     $ 81,696     $46,719     $ 23,191      $ 9,037
Add:
    Interest expense..........................    29,759     13,777        35,288       19,584      19,442        3,923        3,214
                                                 -------    -------      --------     --------     -------     --------      -------
Earnings as adjusted..........................   $73,100    $61,159      $129,377     $101,280     $66,161     $ 27,114      $12,251
                                                 =======    =======      ========     ========     =======     ========      =======
Combined fixed charges and preferred
 share dividends:
    Interest expense..........................   $29,759    $13,777      $ 35,288     $ 19,584     $19,442     $  3,923      $ 3,214
    Capitalized interest......................     8,751      7,509        16,941       11,741       6,029        2,818          989
                                                 -------    -------      --------     --------     -------     --------      -------
     Total fixed charges......................    38,510     21,286        52,229       31,325      25,471        6,741        4,203
Preferred share dividends.....................     9,840     12,774        24,167       21,823      16,100        1,341           --
                                                 -------    -------      --------     --------     -------     --------      -------
Combined fixed charges and preferred
 share dividends..............................   $48,350    $34,060        76,396     $ 53,148     $41,571     $  8,082      $ 4,203
                                                 =======    =======      ========     ========     =======     ========      =======
Ratio of earnings to combined fixed charges
 and preferred share dividends................       1.5        1.8           1.7          1.9         1.6          3.4          2.9
                                                 =======    =======      ========     ========     =======     ========      =======
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